                                                                  EXHIBIT 10.14


                            STOCK PURCHASE AGREEMENT

                                     AMONG

                              THE SHAREHOLDERS OF
                         AERIES HEALTHCARE CORPORATION
                          NAMED ON THE SIGNATURE PAGE
                                   AS SELLERS

                                      AND

                          PSYCHIATRIC SOLUTIONS, INC.,
                                  AS PURCHASER


                              DATED: JUNE 20, 2002

                               TABLE OF CONTENTS


Section 1.     Sale of Assets and Certain Related Matters.........................................................1
   1.1    Sale of Purchased Assets................................................................................1
   1.2    Purchase Price..........................................................................................1
   1.3    Capital Contribution....................................................................................2
   1.4    Payment of Purchase Price...............................................................................2
   1.5    Post-Closing Reconciliation.............................................................................2
Section 2.     Closing............................................................................................2
   2.1    Closing.................................................................................................2
   2.2    Actions of Sellers at Closing...........................................................................3
   2.3    Actions of Purchaser at Closing.........................................................................3
   2.4    Additional Acts.........................................................................................4
Section 3.     Representations and Warranties of Seller...........................................................4
   3.1    Incorporation, Qualification and Capacity...............................................................4
   3.2    Capitalization of Aeries and Aeries Illinois............................................................5
   3.3    Ownership of Stock of Aeries and Aeries Illinois........................................................5
   3.4    No Outstanding Rights...................................................................................5
   3.5    Binding Agreement.......................................................................................5
   3.6    Financial Information...................................................................................6
   3.7    Permits and Approvals...................................................................................6
   3.8    Intellectual Property...................................................................................7
   3.9    Medicare Participation/Accreditation....................................................................7
   3.10   Regulatory Compliance...................................................................................9
   3.11   Title to Properties/Condition...........................................................................9
   3.12   Insurance...............................................................................................9
   3.13   Employee Benefit Plans.................................................................................10
   3.14   Employees and Employee Relations.......................................................................11
   3.15   Litigation or Proceedings..............................................................................11
   3.16   Tax Matters............................................................................................12
   3.17   Environmental Matters..................................................................................12
   3.18   Immigration Act........................................................................................13
   3.19   OSHA...................................................................................................13
   3.20   Inventory..............................................................................................13
   3.21   Absence of Changes.....................................................................................13
   3.22   Statements True and Correct............................................................................14
   3.22   Statements True and Correct............................................................................14
Section 4.     Representations and Warranties of Purchaser.......................................................14
   4.1    Corporate Capacity.....................................................................................14
   4.2    Corporate Powers; Consents; Absence of Conflicts With Other Agreements, Etc............................14
   4.3    Binding Effect.........................................................................................15
   4.4    Litigation.............................................................................................15
   4.5    Availability of Funds..................................................................................15
   4.6    Exclusion and Modification of Warranties...............................................................15

   4.7    Investment Representations.............................................................................15
   4.8    Hart-Scott-Rodino......................................................................................16
   4.9    Statements True and Correct............................................................................16
Section 5.     Covenants of Seller and Purchaser.................................................................16
   5.1    Information Concerning Hospital........................................................................16
   5.2    Operations of Hospital.................................................................................17
   5.3    Negative Covenants of Sellers..........................................................................18
   5.4    Notification of Certain Matters........................................................................19
   5.5    Approvals..............................................................................................19
   5.6    Additional Financial Information of Seller.............................................................19
   5.7    Maintenance of Books and Records by Purchaser..........................................................20
   5.8    Liability Insurance Continuation.......................................................................20
   5.9    Closing................................................................................................20
Section 6.     Conditions Precedent to Obligations of Purchaser..................................................20
   6.1    Compliance With Covenants..............................................................................21
   6.2    Opinion of Seller's Counsel............................................................................21
   6.3    Opinion of Aeries' Counsel.............................................................................21
   6.4     Action/Proceeding.....................................................................................21
   6.5    Representations and Warranties.........................................................................21
   6.6    Indemnification Agreement..............................................................................21
   6.7    Escrow Agreement.......................................................................................21
   6.8    Agency Agreement.......................................................................................21
   6.9    Management Agreements Terminated.......................................................................21
   6.10   Transitional Assistance................................................................................21
   6.11   Redemption of Options..................................................................................22
   6.12   Subordination Agreements...............................................................................22
   6.13   Provider Leases........................................................................................22
Section 7.     Conditions Precedent to Obligations of Seller.....................................................22
   7.1    Compliance with Covenants..............................................................................22
   7.2    Opinion of Purchaser's Counsel.........................................................................22
   7.3    Action/Proceeding......................................................................................22
   7.4    Representations and Warranties.........................................................................22
   7.5    Indemnification Agreement..............................................................................23
   7.6    Escrow Agreement.......................................................................................23
   7.7    Agency Agreement.......................................................................................23
   7.8    HBCC Loan..............................................................................................23
Section 8.     Hospital Cost Reports.............................................................................23
Section 9.     Additional Agreements.............................................................................23
   9.1    Acknowledgement........................................................................................23
   9.2    Termination Prior to Closing...........................................................................24
   9.3    Post-Closing Access to Information.....................................................................24
   9.4    Preservation and Access to Records After the Closing...................................................24
   9.5    Capital Expenditures...................................................................................25
   9.6    Reproduction of Documents..............................................................................25
   9.7    Cooperation on Tax Matters.............................................................................25
   9.8    Noncompetition Agreement...............................................................................26
   9.9    Sole Remedy............................................................................................26
Section 10.    Definitions.......................................................................................27
   10.1   Definitions............................................................................................27

   10.2   Interpretation.........................................................................................31
Section 11.    General...........................................................................................32
   11.1   Consents; Approvals and Discretion.....................................................................32
   11.2   Legal Fees and Costs...................................................................................32
   11.3   Choice of Law..........................................................................................32
   11.4   Benefit; Assignment....................................................................................32
   11.5   Accounting Date........................................................................................32
   11.6   No Brokerage...........................................................................................32
   11.7   Cost of Transaction....................................................................................33
   11.8   Waiver of Breach.......................................................................................33
   11.9   Notice.................................................................................................33
   11.10     Severability........................................................................................34
   11.11     No Inferences.......................................................................................34
   11.12     Divisions and Headings..............................................................................34
   11.13     No Third-Party Beneficiaries........................................................................34
   11.14     Tax and Medicare Advice and Reliance................................................................34
   11.15     Entire Agreement; Amendment.........................................................................35
   11.16     Counterparts........................................................................................35
   11.17     Authority to Sign...................................................................................35
   11.18     Time of Essence.....................................................................................35

SCHEDULE NUMBER         SCHEDULE MATTER

3.3                     Stock Ownership and Capitalization
3.6                     Historical Financial Information
3.7                     Healthcare Permits and Approvals
3.8                     Intellectual Property
3.9                     Medicare Participation/Accreditation
3.10                    Regulatory Compliance
3.11                    Title to Properties/Conditions
3.12                    Insurance
3.13                    Employee Benefit Plans
3.14                    Employment Contracts
3.15                    Litigation
3.16                    Tax Matters
3.17                    Environmental Matters
3.21                    Absence of Changes
5.2                     Operations of Hospital
5.3                     Negative Covenants

Exhibit 1.2             Example of Purchase Price Calculation Methodology
Exhibit 1.3             Form of Escrow Agreement
Exhibit 6.2             Form of Opinion of Sellers' Counsel
Exhibit 6.6             Form of Indemnification Agreement
Exhibit 6.8             Form of Agency Agreement
Exhibit 7.2             Form of Opinion of Purchaser's Counsel

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of June 20, 2002, is by and among the shareholders of AERIES HEALTHCARE CORPORATION ("Aeries"), a Delaware corporation, named on the signature page hereto (collectively, whether one or more, "Sellers"), and PSYCHIATRIC SOLUTIONS, INC., a Delaware corporation and/or its designated affiliate ("Purchaser"). Except as otherwise defined herein, capitalized terms shall have the meanings ascribed to them in Section 10 of this Agreement.

                                   RECITALS:

            Aeries is authorized to issue 2,500 shares of its $0.01 par value voting common stock, of which 624.64 shares are presently issued and outstanding. Aeries also has outstanding two classes of warrants to acquire an aggregate of 624.89 shares of its voting common stock (such issued and outstanding voting common stock and the warrants to acquire such stock being hereafter referred to as the "Stock"). Sellers are the sole owners of all of the Stock. In addition, Aeries has outstanding Options to acquire 147.05 shares of its voting common stock, which Options shall be redeemed by Aeries prior to Closing.

            Aeries, in turn, is the sole owner of all of the issued and outstanding voting common stock of Aeries Healthcare of Illinois, Inc., an Illinois corporation ("Aeries Illinois"), its sole class of stock. Aeries Illinois owns and operates Riveredge Hospital located in Forest Park, Illinois. Sellers now desire to sell, and the Purchaser desires to purchase, all of the Stock of Aeries, all on the terms and conditions set out herein.

         NOW, THEREFORE, consideration of the premises and of the mutual agreements, covenants, representations, and warranties contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.        SALE OF STOCK; PURCHASE PRICE; PAYMENT.

         1.1 SALE OF STOCK. At the "Closing" (as such term is defined herein) Sellers shall sell, assign, transfer, convey, and deliver, or cause to be delivered, to Purchaser the Stock, and the Purchaser shall purchase, accept, and pay for the Stock as set out in Section 1.2.

         1.2 PURCHASE PRICE. The full Purchase Price for the Stock shall be $16,100,000.00 less Net Debt immediately following the Closing, subject to adjustment as follows: The Purchase Price shall be subject to adjustment upward or downward at Closing based upon the difference between Aeries' March 31, 2002, Net Working Capital of $1,706,139 and its Net Working Capital as of June 30, 2002. For purposes of this Agreement, "Net Working Capital" is defined as
(1) total current assets (including accounts receivable for Hospital's Cost Reports for the years 2000 and 2001) less cash, minus (2) total current liabilities less accrued interest, all determined in a manner consistent with the March 31, 2002, financial statements. Any adjustment made pursuant to this Section shall be deemed an adjustment in the Cash to Sellers component of the Purchase Price described below. An example of the methodology of the computation of the Purchase Price is set out in Exhibit 1.2, hereto.

         1.3 CAPITAL CONTRIBUTION. The parties recognize that the redemption of Aeries Options required in Section 6.11, below, by Aeries prior to Closing will serve to reduce the Purchase Price paid directly by Purchaser by the amount required to effect the redemption. To assure the payment of the full, agreed upon Purchase Price - including the equity component of the Aeries Options - simultaneously with Closing Purchaser shall contribute to Aeries an amount of cash equal to the compensation income paid to the Aeries' Option holders in exchange for termination of their Option rights.

         1.4 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable at the Closing as follows:

         1.4.1 ESCROW PAYMENT. Purchaser shall deposit $4,500,000.00 with Escrow Agent pursuant to the terms of the Escrow Agreement in substantially the form attached hereto as Exhibit 1.3 (the "Escrow Payment") to secure any contingent obligations of Sellers for breaches of their representations and warranties; and

         1.4.2 CASH TO SELLERS. The balance of the Purchase Price, adjusted as provided in Sections 1.2 and 5.8 hereof ("Cash to Sellers"), shall be paid by Purchaser to Sellers at Closing by wire transfer to an account or accounts designated by Sellers in immediately available funds, for subsequent distribution to Sellers and shall be allocated among Sellers proportionately to their holdings of Stock. Sellers shall provide the Purchaser with Sellers' wire transfer instructions no less than two (2) business days prior to the Closing Date.

         1.5 POST-CLOSING RECONCILIATION. The Purchase Price shall be subject to a post-closing adjustment in the following manner within thirty (30) days following Closing: For purposes of Closing, the Purchase Price is being calculated based upon Aeries financial statements as of May 31, 2002. As soon as Aeries financial statements for June 30, 2002, are prepared, the Purchase Price as of that date shall be calculated. To the extent the June 30 Purchase Price exceeds the May 31 Purchase Price, Purchaser shall, within three (3) business days, pay over to Sellers' Agent designated in that certain Agency Agreement by and among Purchaser, Sellers, and Escrow Agent of even date herewith, the amount by which the June 30 Purchase Price exceeds the May 31 Purchase Price. However, in the event the June 30 Purchase Price is less than the May 31 Purchase Price, Sellers shall, within three (3) business days, pay to Purchaser the amount by which the June 30 Purchase Price is less than the May 31 Purchase Price. All payments due hereunder shall bear interest at the rate of six percent (6%) per annum until paid.

SECTION 2.        CLOSING.

         2.1 CLOSING. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Sections 6 and 7 hereof, the consummation of the sale and purchase of the Stock and the other transactions contemplated by and described in this Agreement (the "Closing") shall take place at the offices of Harwell Howard Hyne Gabbert &

Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee, at 10:00 a.m. local time, on June 28, 2002, or at such other date and/or at such other location as the parties hereto may mutually designate in writing (the "Closing Date"). The parties shall use commercially reasonable efforts to cause the conditions set forth in Sections 6 and 7 to be satisfied so that the Closing will occur on or before June 28, 2002.

         2.2 ACTIONS OF SELLERS AT CLOSING. At the Closing and unless otherwise waived in writing by Purchaser, Sellers shall deliver to Purchaser the following:

         2.2.1 A stock certificate or stock certificates and warrant certificates or other conveyances representing not less than all of the Stock duly endorsed or accompanied by appropriate stock powers duly endorsed in blank.

         2.2.2 The Escrow Agreement to be delivered pursuant to Sections 6.5 and 7.5 fully-executed by all Sellers.

         2.2.3 The Indemnification Agreement to be delivered pursuant to Sections 6.6 and 7.6 fully-executed by all Sellers.

         2.2.4 A certificate of Sellers certifying that the conditions set forth in Section 6.5 have been satisfied;

         2.2.5 Certificates of existence for each of Aeries and Aeries Illinois, from their respective states of incorporation dated the most recent practical date prior to Closing;

         2.2.6 The opinion of Sellers' counsel as described in and provided by Section 6.2 hereof;

         2.2.7 Such other instruments and documents as are reasonably necessary to satisfy the conditions precedent to Purchaser's obligations hereunder.

         2.3 ACTIONS OF PURCHASER AT CLOSING. At the Closing and unless otherwise waived in writing by Sellers, Purchaser shall deliver to Sellers the following:

         2.3.1 The Cash to Sellers component of the Purchase Price in immediately available funds;

         2.3.2 The Escrow Agreement to be delivered pursuant to Sections 6.7 and 7.5 fully-executed by Purchaser.

         2.3.3 The Indemnification Agreement to be delivered pursuant to Sections 6.6 and 7.6 fully-executed by Purchaser.

         2.3.4 Copies of resolutions duly adopted by the board of directors of Purchaser, authorizing and approving Purchaser's performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of Closing by an appropriate officer of Purchaser;

         2.3.5 A certificate of Purchaser certifying that the conditions set forth in Section 7.4 have been satisfied;

         2.3.6 Certificates of incumbency for the respective officers of Purchaser executing this Agreement and any other agreements or instruments contemplated herein dated as of the Closing Date;

         2.3.7 Certificates of existence and good standing of Purchaser from its state of organization or incorporation and the State of Tennessee, each dated the most recent practical date prior to Closing;

         2.3.8 The opinion of Purchaser's counsel as described in and provided by Section 7.2; and

         2.3.9 Such other instruments and documents as are reasonably necessary to satisfy the conditions precedent to Sellers' obligations hereunder.

         2.4 ADDITIONAL ACTS. From time to time after Closing, Sellers shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Purchaser reasonably may request, to convey and transfer full right, title and interest to, vest in, and place Purchaser in legal and actual possession of, Hospital. In the case of rights that cannot be transferred effectively without the consent of third parties, Purchaser and Sellers shall each use commercially reasonable efforts to obtain such consents prior to the Closing and, if not so obtained, then promptly thereafter. Sellers shall also furnish Purchaser with such information and documents in their possession or under their control, or that Sellers can execute or cause to be executed, as will enable Purchaser to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of Hospital.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF SELLERS.

         As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Sellers jointly and severally represent and warrant to Purchaser the following:

         3.1 INCORPORATION, QUALIFICATION AND CAPACITY. Each of Aeries and Aeries Illinois is a corporation duly organized, validly existing, and in good standing under the Laws of its state of incorporation. Each of Aeries and Aeries Illinois is duly authorized, qualified to do business and in good standing under all applicable Laws of any Governmental Entity having jurisdiction over the business and operation of Hospital to own its properties and conduct its business in the place and manner now conducted, except to the extent that failure to be so qualified has not had a material adverse effect on the operations of Hospital.

         3.2      CAPITALIZATION OF AERIES AND AERIES ILLINOIS.

         3.2.1    AERIES. The authorized capital stock of Aeries consists of:
         (i) 2,500 shares of voting common stock, $0.01 par value per share, of which 624.64 shares are issued and outstanding; (ii) warrants to acquire 211.89 shares of Aeries voting common stock for an exercise price of $0.01 per share; (iii) warrants to acquire 413 shares of Aeries' voting common stock for an exercise price of $1,388.89 per share; and (iv) Options to acquire 147.05 shares of Aeries voting common stock for an exercise price of $1,389.00 per share. Immediately prior to Closing, Aeries shall redeem and cancel all of the issued and outstanding Options, and none shall be outstanding at Closing.

         3.2.2 AERIES ILLINOIS. The authorized capital stock of Aeries Illinois consists of 100,000 shares of voting common stock, $0.01 par value, of which 100 shares are issued and outstanding.

Except as set out above, there are no outstanding (a) securities convertible into or exchangeable for Aeries or Aeries Illinois stock or (b) options, warrants or preemptive or other rights to acquire any shares of capital stock of Aeries or Aeries Illinois.

         3.3 OWNERSHIP OF STOCK OF AERIES AND AERIES ILLINOIS. All issued and outstanding Stock is duly authorized and validly issued, fully-paid and non-assessable, with no personal liability attaching to the ownership thereof and is free and clear of any taxes, liens or other encumbrances. Sellers have been advised that the sale of the Stock as contemplated herein is exempt from registration under the Securities Act of 1933, as amended (the "Act"). Each Seller is the sole record and beneficial owner of the shares of Stock set forth opposite his, her or its name on Schedule 3.3. Upon delivery by such Sellers of the certificates representing the Stock and payment therefor by Purchaser as provided herein, Purchaser will acquire valid and marketable title to the Stock free and clear of any Encumbrances except for restrictions on transfer imposed by the Act and state securities laws. Except as set forth in Schedule 3.3, other than Sellers, there are no holders of any equity interest in Aeries. All issued and outstanding shares of the common stock of Aeries Illinois are duly authorized and validly issued, fully-paid and non-assessable, with no personal liability attaching to the ownership thereof and are free and clear of any taxes, liens or other encumbrances. Aeries is the sole record and beneficial owner of all of the issued and outstanding shares of Aeries Illinois' voting common stock. The only subsidiary of Aeries is Aeries Illinois, and Aeries Illinois has no subsidiaries.

         3.4 NO OUTSTANDING RIGHTS. Except as set forth on Schedule 3.3, there are no outstanding rights (including any right of first refusal), options, agreements or other commitments giving any Person any current or future right to require Sellers or, following the Closing Date, Purchaser, to sell or transfer to such Person or to any third party any material interest in any of the Stock or any material assets of Hospital.

         3.5 BINDING AGREEMENT. Assuming necessary Permits and Approvals (if any) are obtained, this Agreement and all agreements to which Sellers will become a party hereunder are and will constitute the valid and legally binding obligations of each Seller and are and will be enforceable against each in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

         3.6 FINANCIAL INFORMATION. Schedule 3.6 hereto contains the following financial statements and financial information (collectively, the "Historical Financial Information"):

         3.6.1 Audited consolidated balance sheets of Aeries and Aeries Illinois for the year ended December 31, 2001, and for the ten months ended December 31, 2000;

         3.6.2 Audited consolidated statement of operations of Aeries and Aeries Illinois for the year ended December 31, 2001, and for the ten months ended December 31, 2000; and

         3.6.3 Unaudited consolidated financial statements of Aeries and Aeries Illinois for the three-month period ended on the Balance Sheet Date and on April 30, 2002, and the one-month period ended April 30, 2002.

Except as disclosed on Schedule 3.6, the financial statements included in the Historical Financial Information have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and Aeries and Aeries Illinois have not changed any accounting policy or methodology in determining the obsolescence of inventory or in calculating reserves (including reserves for uncollected accounts receivable) throughout all periods presented except that such statements: (i) with respect to unaudited statements, may be subject to cost report and other year-end audit adjustments, (ii) with respect to unaudited statements, may not contain footnotes, (iii) with respect to unaudited statements, may be prepared without physical inventories, (iv) may not contain an unaudited statement of cash flow, (v) may be restated for subsequent events, and (vi) may include allowances for doubtful accounts recorded in compliance with Hospital's policy of maintaining the allowance for doubtful accounts based upon an amount equal to all accounts aged greater than 150 days. Except as set forth on Schedule 3.6, the balance sheets contained in the Historical Financial Information present fairly in all material respects the financial condition of Aeries and Hospital as of the dates indicated thereon, and the income statements contained in the Historical Financial Information present fairly in all material respects the results of operations of Hospital for the periods covered. The accounts receivable of Aeries Illinois identified in the Historical Financial Information have all arisen from the provision of services and sale of goods billed in the normal course of Hospital's operation and, to the knowledge of the Sellers, are collectible in the ordinary course of business consistent with Hospital's historical collection experience and subject to the reserves on the financial statements.

         3.7      PERMITS AND APPROVALS.

         3.7.1 Set forth on Schedule 3.7 is a true and complete description of all material Permits and Approvals (other than Environmental Approvals and Permits) issued or granted by a Governmental Entity and owned or held by or issued to Hospital currently ( "General Permits and Approvals"). Such General Permits and Approvals constitute all material General Permits and Approvals necessary for the conduct of the business and operation of Hospital as currently conducted. Each of Aeries and Aeries Illinois, as the case may be, has been during its operation of Hospital the duly authorized holder of such General Permits and Approvals, all of which are in full force and effect and unimpaired. Hospital's pharmacies, laboratories and all other material ancillary departments located at Hospital or operated for the benefit of Hospital and included within Hospital, which are required to be specially licensed, have been licensed by the appropriate Governmental Entity during Aeries Illinois' ownership of Hospital, as set forth on
         Schedule 3.7.

         3.7.2 During Aeries Illinois' ownership of Hospital, Hospital has been in compliance in all material respects with all General Permits and Approvals. There are no provisions in, or agreements relating to, any such General Permits and Approvals that preclude or limit in any material respect Aeries Illinois from operating Hospital as it is currently operated. There is not now pending nor, to the knowledge of Sellers, threatened, any action by or before any Governmental Entity of which Sellers have notice to revoke, cancel, rescind, modify or refuse to renew any of the General Permits and Approvals, and all of the material General Permits and Approvals are and shall be in good standing as of the Closing.

         3.7.3 Hospital is in compliance in all material respects with all applicable fire code regulations. Sellers have identified on Schedule
         3.7 the most recent state licensing reports and lists of deficiencies, if any, and the most recent fire marshal surveys and lists of deficiencies, if any, for Hospital.

         3.8      INTELLECTUAL PROPERTY.

         3.8.1 Schedule 3.8 sets out a complete list of all Intellectual Property used by Aeries, Aeries Illinois, or Sellers and material to the operation of Hospital. Aeries Illinois has owned, or has been licensed or will be licensed or has otherwise possessed all necessary rights to use, all Intellectual Property material to the operation of Hospital.

         3.8.2 Except as set forth on Schedule 3.15, Aeries, Aeries Illinois, or Sellers have not been served with process in any suit, action or proceeding that involves a claim of infringement of any Intellectual Property. To the knowledge of Sellers, the business of Hospital does not infringe any Intellectual Property or other proprietary right of any third party. Neither Aeries, Aeries Illinois, nor Sellers has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property related to any of Hospital against any third party.

         3.9      MEDICARE PARTICIPATION/ACCREDITATION.

         3.9.1 Except as set forth on Schedule 3.9, Hospital is eligible to receive payment without restriction under Title XVIII of the Social Security Act ("Medicare") and Title XIX of the Social Security Act ("Medicaid"), and is a "provider" with valid and current provider agreements and with one or more provider numbers with Medicare, all applicable Medicaid, and successor programs (the "Government Programs") through intermediaries. Except as set forth on Schedule 3.9, Hospital is in compliance with the conditions of participation for the Government Programs in all material respects. Except as set forth on Schedule 3.9, there is not pending nor to the knowledge of Sellers threatened, any proceeding or investigation of which Sellers have notice under the Government Programs involving Sellers or Hospital. Except as disclosed on Schedule 3.9, Hospital is in material compliance with filing requirements with respect to cost reports of Hospital and such reports do not claim, and Sellers have not received payment or reimbursement in excess of, the amount provided by Law or any applicable agreement, except where excess reimbursement was noted on the cost report. Except as disclosed on Schedule 3.9 and except for claims, actions and appeals in the ordinary course of business, there are no claims, actions or appeals pending before any Governmental Entity, including any fiscal intermediary or carrier, Governmental Entity or the Administrator of the Center for Medicare and Medicaid Services with respect to any Government Program cost reports or claims filed on behalf of Hospital or Aeries Illinois on or before the date of this Agreement, or any disallowances by any commission, board or agency in connection with any audit of such cost reports. Except as disclosed on
         Schedule 3.9 and except for those in the ordinary course of business, no validation review or program integrity review related to the operation of Hospital or the consummation of the transactions contemplated by this Agreement has been conducted by any commission, board, agency or Government Entity in connection with the Government Programs, and to the knowledge of Sellers, no such reviews are scheduled, pending or threatened against Hospital.

         3.9.2 To Sellers' knowledge and except as set for the on Schedule 3.9, accounts receivable billing practices of Aeries Illinois with respect to Hospital to all private insurance companies have been in compliance with all applicable Laws in all material respects, and neither Aeries Illinois nor Hospital has billed to or received from any such payer payment or reimbursement in excess of amounts allowed by Law.

         3.9.3 Hospital is fully accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"). Sellers have provided Purchaser or have made available to Purchaser copies of each such JCAHO accreditation survey report and deficiency list, if any, and Hospital's most recent statement of deficiencies and plan of correction.

         3.9.4 Neither Hospital, Aeries, Aeries Illinois, Aeries Healthcare Management Services, LLC, nor any partner, member, director, officer or employee of Hospital, Aeries, Aeries Illinois, Aeries Healthcare Management Services, LLC, nor, to Sellers' knowledge, any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with Hospital: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payers of Sellers or Hospital in order to obtain business or payments from such Persons other than in the ordinary course of business; (ii) given or agreed to give, or has knowledge that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person other than in connection with promotional or entertainment activities in the ordinary course of business; (iii) made or agreed to make, or has knowledge that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the Laws of the United States or under the Laws of any state or any other Governmental Entity having jurisdiction over such payment, contribution or gift;
         (iv) established or maintained any unrecorded fund or asset for any purpose or made any materially misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or has knowledge that there has been made or that there is any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

         3.9.5 Neither Hospital, Aeries, Aeries Illinois, Aeries Healthcare Management Services, LLC, nor any partner, member, director, officer or employee of Hospital, is a party to any contract, lease agreement or other arrangement (including any joint venture or consulting agreement) related to Hospital with any physician, health care facility, hospital, nursing facility, home health agency or other Person who is in a position to make or influence referrals to or otherwise generate business for Hospital with respect to Hospital, to provide services, lease space, lease, equipment or engage in any other venture or activity, to the extent that any of the foregoing is prohibited by Law.

         3.10 REGULATORY COMPLIANCE. Except as set forth on Schedule 3.10, Hospital is in compliance in all material respects with all applicable statutes, rules, regulations and requirements of Government Entities having jurisdiction over Hospital. Hospital has timely filed all material forms, applications, reports, statements, data and other information required to be filed with Government Entities.

         3.11     TITLE TO PROPERTIES/CONDITION. Except as disclosed on
Schedule 3.11, Aeries Illinois or Hospital has good, valid and marketable or merchantable title to all its properties and assets used in or relating to its business, whether real, personal and mixed, tangible and intangible, other than those that are leased, free and clear of any Encumbrance. Excluding ordinary wear and tear consistent with their age, the tangible assets of Hospital are in good operating condition and repair and are adequate and suitable for the purpose for which they are being utilized. Excluding ordinary wear and tear consistent with their age, no physical condition of Hospital real property and improvements thereon could reasonably be expected to have a material adverse effect on the operation of Hospital.

         3.12 INSURANCE. Schedule 3.12 sets forth a true and complete list of all loss and/or casualty insurance policies or self-insurance funds maintained with respect to Hospital as of the date of this Agreement covering the ownership and operation of Hospital. Sellers will maintain all of such policies or substantially similar policies until the Closing in full force and effect on a claims made basis with no premium arrearages.

         3.13     EMPLOYEE BENEFIT PLANS.

         3.13.1 Schedule 3.13 contains a true and complete list of all the following agreements, plans or other arrangements, covering any employee of Aeries Illinois, which are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) any other employee benefit plan, program, policy or arrangement, whether written or unwritten, formal or informal, which Sellers currently sponsor on behalf of any employee of Aeries Illinois, or to which they have any outstanding present or future obligations to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the "Plans").

         3.13.2 Neither Hospital nor its assets are, and Sellers do not reasonably expect them to become, subject to a lien imposed under the Code or under Title I or Title IV of ERISA including liens arising by virtue of Aeries Illinois being considered to be aggregated with another entity pursuant to Section 414 of the Code ("ERISA Controlled Group").

         3.13.3 Neither Aeries Illinois nor any member of any ERISA Controlled Group has sponsored, contributed to or had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multi-employer plan" (as defined in ERISA Sections 4001(a)(3) or 3(37)) on or after March 1, 2000, on behalf of any employees of Aeries Illinois.

         3.13.4 Neither Aeries Illinois nor any member of any ERISA Controlled Group has at any time sponsored or contributed to a "single employer plan" (as defined in ERISA Section 4001(a)(14)) in which at least two or more of the "contributing sponsors" (as defined in ERISA
         Section 4001(a)(13)) are not part of the same ERISA Controlled Group.

         3.13.5 Except as set forth on Schedule 3.13, there are no material actions, audits or claims pending or, to Sellers' knowledge, threatened against Aeries Illinois or Hospital with respect to Hospital's and Aeries Illinois' maintenance of the Plans, other than routine claims for benefits and other claims that are not material.

         3.13.6 Aeries Illinois and any ERISA Controlled Group have complied in all material respects with all of the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 and with the requirements of Section 5000 of the Code.

         3.13.7 All of Sellers' Plans that are intended to satisfy Section 401 of the Code ("Retirement Plans") from which assets may be involved in a "direct rollover" (as defined in Section 401(a)(31) of the Code) or other transfer to Purchaser's Retirement Plans have complied in all material respects with the requirements of Section 401(a) or of the Code.

         3.14     EMPLOYEES AND EMPLOYEE RELATIONS.

         3.14.1 Except as set forth on Schedule 3.14, employees deployed at Hospital are employed by Aeries Illinois. No changes in the basis for remuneration of employees of Aeries Illinois have been made, promised or authorized by Aeries, Aeries Illinois or Hospital since the Balance Sheet Date, except in the ordinary and usual course. Except as set forth on Schedule 3.14, Sellers have no written employment contracts, and no agreement of any nature that provides for employment for any particular period of time or that provides any restrictions upon Hospital's right to terminate employment without any post-termination payment obligation, with any Person whomsoever relating to Hospital. Other than in the ordinary course of business, no binding agreements have been made or entered into between Aeries Illinois and any employee regarding changes in compensation, promotion or any other change in status.

         3.14.2 Except as set forth on Schedule 3.14: (i) there is no pending or, to the best of Sellers' knowledge, threatened employee strike, work stoppage or labor dispute, (ii) no union representation question exists respecting any employees of Aeries Illinois, no demand has been made for recognition by a labor organization by or with respect to any employees of Aeries Illinois, no union is actively seeking to organize the employees of Aeries Illinois are taking place, and none of the employees of Aeries Illinois is represented by any labor union or organization , (iii) no collective bargaining agreement exists or is currently being negotiated by Aeries Illinois, (iv) there is no unfair practice claim against Aeries Illinois or Hospital before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to the best of Sellers' knowledge, threatened against or involving Hospital and none has occurred, (v) Aeries Illinois and Hospital are in compliance in all material respects with all Laws and contracts respecting employment and employment practices, labor relations, terms and conditions of employment, and wages and hours,
         (vi) to the best of Sellers' knowledge, Aeries Illinois and Hospital are not engaged in any unfair labor practices, (vii) there are no pending or, to the best of Sellers' knowledge, threatened complaints or charges before any Governmental Entity regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers' compensation claims or the like, and (viii) except as otherwise provided in this Agreement, Purchaser will not be subject to any claim or liability for severance pay as a result of the consummation of the transactions contemplated by this Agreement through the Closing. Except as set forth on Schedule 3.14, no claims, injuries, fact, event or condition exists which could give rise to a material claim by employees or former employees (including dependents and spouses) with respect to Hospital under any workers compensation Laws, requirements or programs or for any other medical costs and expenses.

         3.15 LITIGATION OR PROCEEDINGS. Aeries Illinois and Hospital are not in violation in any material respect under any Law relating to the operation of Hospital, or under any order of any court or federal, state, municipal or other Governmental Entity wherever located. Except to the extent set forth on Schedule 3.15, there are no claims, actions, suits, audits, compliance reports or information requests, proceedings or investigations pending, or to the knowledge of

Sellers, threatened, against or affecting Sellers or Hospital that are not adequately insured against. Other than as set forth on Schedule 3.15, Hospital is not subject to any outstanding judgment, order or decree.

         3.16     TAX MATTERS.

         Except as set forth on Schedule 3.16:

         3.16.1 Any tax returns, including income tax returns, sales tax returns, employee unemployment tax returns and franchise tax returns, for periods prior to and including Closing that are or were required to be filed by Aeries or Aeries Illinois (collectively "Returns") have been filed or will be filed within the time (including any valid extensions thereof) and in the manner provided by Law, and all Returns are or will be true and correct in all material respects and accurately reflect the tax liabilities of Aeries or Aeries Illinois in all material respects, and all amounts shown due on such Returns have been or will be paid on a timely basis;

         3.16.2 No notice of a claim or pending investigation has been received or, to the knowledge of Sellers, has been threatened, by any state, local or other jurisdiction, alleging that Aeries or Aeries Illinois has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of any jurisdiction, nor have Aeries, Aeries Illinois, or Sellers received any notice from any jurisdiction that asserts that Aeries or Aeries Illinois has a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction.

         3.17     ENVIRONMENTAL MATTERS.

         Except as set forth on Schedule 3.17 or in any environmental report listed therein:

         3.17.1 Hospital has materially complied and is in material compliance with all Environmental Laws.

         3.17.2 To the best of Sellers' knowledge, neither Aeries nor Aeries Illinois has liability under any Environmental Law with respect to Hospital nor is Aeries or Aeries Illinois responsible for any liability of any other Person under any Environmental Law with respect to Hospital. There are no pending or, to the knowledge of Sellers threatened, actions, suits, orders, claims, legal proceedings or other proceedings based on, and Sellers have received no formal or informal notice from any Governmental Entity that would reasonably be expected to form the basis for any such actions or notices arising out of or attributable to any Environmental Condition.

         3.17.3 To the best of Sellers' knowledge, Hospital has been duly issued and currently has and will maintain through the Closing Date, all material Approvals and Permits required under any Environmental Law with respect to Hospital (the "Environmental Approvals and Permits"). A true and complete list of such Environmental Approvals and Permits, all of which are valid and in full force and effect, is set forth in
         Schedule 3.17. Hospital is in material compliance with all Environmental Approvals and Permits.

         3.17.4 No Encumbrance in favor of any Person relating to or in connection with any claim under any Environmental Law has been filed with respect to Hospital.

         3.18 IMMIGRATION ACT. Aeries and Aeries Illinois are in compliance in all material respects with the terms and provisions of the Immigration Act with respect to Hospital. For each employee of Aeries Illinois for whom compliance with the Immigration Act is required, Aeries Illinois have obtained and retained a complete and true copy of each such employee's Form I9 (Employment Eligibility Verification Form) and all other records or documents prepared, procured or retained by Aeries Illinois pursuant to the Immigration Act to the extent Aeries Illinois is required to do so under the Immigration Act and the failure to comply with such requirement would have a material adverse effect on the operations of Hospital. Hospital has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order (as such terms are defined in the Immigration Act) at Hospital nor, to the knowledge of Sellers, has any action or administrative proceeding been initiated or threatened against Hospital or Aeries Illinois by reason of any actual or alleged failure to comply with the Immigration Act.

         3.19 OSHA. Hospital has complied with all applicable laws relating to employee health and safety in all material respects and neither Aeries, Aeries Illinois, nor Sellers has received any written notice from any Governmental Entity that past or present conditions of Hospital violate any of such applicable legal requirements or otherwise will be made the basis of any claim, proceeding or investigation, based on OSHA violations or otherwise related to employee health and safety.

         3.20 INVENTORY. All of the Inventory existing on the date hereof will exist on the Closing Date except for Inventory exhausted or added in the ordinary course of business between the date of this Agreement and the Closing Date. All of the Inventory on hand on the date of this Agreement and to be on hand on the Closing Date consists and will consist in all material respects of items of a quality usable or saleable in the ordinary and usual course of business. The quantities of all Inventory are reasonable and justified under the normal operations of Hospital.

         3.21 ABSENCE OF CHANGES. Except as set forth in Schedule 3.21 or otherwise in the ordinary course of business, between the Balance Sheet Date and the date hereof, there has not been any transaction or occurrence in which Hospital has:

         3.21.1 suffered any material damage, destruction or loss with respect to or affecting any of its property;

         3.21.2 written down or written up in any material amount the value of any Inventory (including write-downs by reason of shrinkage or markdowns), determined as collectible any material account receivable or any portion thereof that was previously considered uncollectible, or written off as uncollectible any material account receivable or any portion thereof, except for write-downs, write-ups, and write-offs in the ordinary course of business;

         3.21.3 disposed of or permitted to lapse any right to the use of any material Intellectual Property;

         3.21.4 made any material capital expenditure or commitment for additions to property, plant, equipment, intangible or capital assets or for any other purpose;

         3.21.5 sold, transferred or otherwise disposed of any material asset;

         3.21.6 granted or incurred any obligation for any increase in the compensation of any employee who is employed at Hospital (including any increase pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment) except in the ordinary course of business;

         3.21.7 made any change in any method of accounting or accounting principle, practice, or policy; or

         3.21.8 taken any other action neither in the ordinary course of business nor provided for in this Agreement.

         3.22 EARN OUT. Hospital's aggregate EBITDA (calculated in the same manner as calculated for Hospital prior to Closing) for the months of July, August, September, and October, 2002 ("Aggregate EBITDA"), shall equal or exceed $1,115,000, provided Mark R. Russell is designated the chief executive officer of Hospital and is allowed to operate Hospital as he operated it prior to Closing through-out the entire four-month period and consistent with applicable law..

         3.23 STATEMENTS TRUE AND CORRECT. The representations and warranties of Sellers set out in this Agreement and the Schedules hereto (whenever delivered), taken together, do not contain, as of the date hereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement or the Schedules provided by Sellers not misleading.

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Purchaser represents and warrants to Sellers the following:

         4.1 CORPORATE CAPACITY. Purchaser is a validly existing corporation duly organized under the laws of the State of Delaware.

         4.2 CORPORATE POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The execution, delivery and performance of this Agreement by Purchaser and all other agreements referenced in or ancillary hereto to which Purchaser is a party and the consummation of the transactions contemplated herein by Purchaser:

         4.2.1 are within its corporate powers and are not in contravention of the terms of Purchaser's articles or certificate of incorporation or bylaws and have been approved by all requisite corporate action;

         4.2.2 except as otherwise expressly herein provided, do not require any Approval or Permit of, or filing with, any Governmental Entity bearing on the validity of this Agreement that is required by Law; and

         4.2.3 will neither conflict with nor result in any material breach or contravention of, or the creation of any Encumbrance under, any indenture, agreement, lease, instrument or understanding to which Purchaser is a party or by which Purchaser is bound.

         4.3 BINDING EFFECT. This Agreement and all other agreements to which Purchaser will become a party hereunder are and will constitute the valid and legally binding obligations of Purchaser and are and will be enforceable against Purchaser in accordance with the respective terms hereof and thereof, except as enforceability against Purchaser may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

         4.4 LITIGATION. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that has or would reasonably be expected to have a material adverse effect on Purchaser's ability to perform this Agreement or any aspect of the transactions contemplated hereby.

         4.5 AVAILABILITY OF FUNDS. Purchaser has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at Closing have immediately available funds in cash that are sufficient to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

         4.6 EXCLUSION AND MODIFICATION OF WARRANTIES. Except as otherwise set out herein, Purchaser acknowledges that there are no warranties, express or implied, as to the merchantability or fitness of any furniture, fixtures or equipment (as defined in the Uniform Commercial Code in effect in the State of Illinois) owned or utilized by Hospital.

         4.7      INVESTMENT REPRESENTATIONS.

         4.7.1 LACK OF REGISTRATION. Purchaser acknowledges that the Stock has not been registered under the Federal Securities Act of 1933, as amended (the "Act"), or under the securities laws of any other jurisdiction and that this transaction has not been reviewed by, passed on or submitted to the United States Securities and Exchange Commission or the state agency, neither has any agency made any finding or determination as to the fairness of this investment or any recommendation or endorsement of the Stock.

         4.7.2 INVESTMENT INTENT. The Stock is being acquired for the Purchaser's own account for investment and not with a view toward dividing its interests therein with others or reselling or otherwise disposing of all or any part of the same or toward the distribution thereof within the meaning of the Act, the Securities Exchange Act of 1934, as amended or applicable securities laws of any other jurisdiction.

         4.8 HART-SCOTT-RODINO. Based upon the information available to Purchaser, the transaction contemplated herein is not subject to premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. ss.18a, and the Premerger Notification Rules, 16 C.F.R. Parts 801, 802, and 803, thereunder.

         4.9 STATEMENTS TRUE AND CORRECT. The representations and warranties of Purchaser set out in this Agreement and the Schedules hereto do not include, as of the date hereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement not misleading.

SECTION 5.        COVENANTS OF SELLERS AND PURCHASER.

         5.1 INFORMATION CONCERNING HOSPITAL. Between the date of this Agreement and the Closing Date, to the extent permitted by Law, Sellers shall afford to the authorized representatives and agents of Purchaser reasonable access to and the right to inspect the plants, properties, books and records of Aeries, Aeries Illinois, and Sellers relating to Hospital and will furnish Purchaser with such additional financial and operating data and other information as to the business and properties of Aeries, Aeries Illinois, and Sellers relating to Hospital as Purchaser may from time to time reasonably request including all items set forth on Schedules under Section 3 of this Agreement. Purchaser's right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operation of Hospital. In this regard, Purchaser agrees that such inspection shall not take place, and no employees or other personnel at Hospital shall be contacted by Purchaser's representatives, without first coordinating such contact or inspection with Mark R. Russell or his designee. The term "Information" shall mean and refer to the information obtained by Purchaser (whether directly or through Sellers' legal counsel) in the course of its due diligence review of Hospital. Purchaser acknowledges that the Information, together with analyses, compilations, studies or other documents or records prepared by Purchaser based upon the Information or that contain or are generated from such Information, may be used only to consider the transactions contemplated in this Agreement, and will be kept confidential and disclosed only to those agents of Purchaser (including, without limitation, consultants, lenders, issuers or other participants in any financing Purchaser is undertaking in connection with the transactions contemplated within this Agreement) reasonably having a need to know the Information in connection with the transactions contemplated within this Agreement or pursuant to any court or administrative order or legal subpoena. Purchaser shall: (a) inform all persons, including its representatives, who receive the Information of the confidential nature of the Information and require all such persons to treat the Information confidentially and not use it other than for the purpose of analyzing and evaluating the transactions contemplated within this Agreement, (b) be responsible in any event for any breach of this Agreement by any person to whom the Information is delivered by Purchaser; and (c) make all reasonable and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby. In the event the transactions contemplated within this Agreement are not consummated, Purchaser shall return the Information and all copies thereof (including any analyses, compilations, studies or other documents or records prepared by Purchaser based upon the Information or which contain or otherwise reflect or are generated from such Information, and regardless of the format (whether paper, photographic, film, electronic, digital or otherwise)) to Sellers immediately or destroy it and certify to Sellers its destruction. The foregoing restrictions with respect to the Information shall not apply to any information that: (i) on the date hereof is or thereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the party receiving the Information or its representatives, (ii) was available to such party on a non-confidential basis prior to its disclosure, or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or its representatives, which source was not itself bound by a confidentiality agreement with a party hereto or its representatives and did not receive such information, directly or indirectly, from a person or entity so bound. Nothing in this Section shall prohibit the use of such confidential information, documents or information for the purpose of securing financing to enable Purchaser to effect the purchase contemplated herein or such governmental filings as in the opinion of Purchaser's counsel or Sellers' counsel, as appropriate, are required by Law or governmental regulations. Nothing in this Section shall prohibit the disclosure by Purchaser or Sellers of any information, instruments or documents that are reasonably determined to be required to be filed with Governmental Entities by Sellers or Purchaser under applicable securities laws, rules and regulations. Any statement in this Agreement to the contrary notwithstanding, either Sellers or Purchaser may issue a customary press release regarding this Agreement and the transactions contemplated herein upon execution of this Agreement or at any other time if either party reasonably determines that such a release is necessary in order to comply with applicable securities laws or listing requirements. Each party shall have the right to review and consent to any proposed release, which consent shall not be unreasonably withheld.

         5.2 OPERATIONS OF HOSPITAL. From the date hereof until the Closing Date, except as set forth in Schedule 5.2 or in the ordinary course of business, Sellers shall, with respect to Hospital, cause Aeries Illinois and Hospital to:

         5.2.1 carry on business related to Hospital in substantially the same manner as heretofore and not make any material change in personnel operations, finance, accounting policies or Hospital operation other than in the ordinary course of business;

         5.2.2 use commercially reasonable efforts to maintain Hospital and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted;

         5.2.3 use commercially reasonable efforts to perform in all material respects all contractual obligations relating to or affecting Hospital and Hospital's business and operation;

         5.2.4 keep in full force and effect present insurance policies or other comparable insurance on Hospital;

         5.2.5 use commercially reasonable efforts to maintain and preserve the business organization of Hospital intact, retain present employees at Hospital, and maintain relationships with physicians, medical staff, suppliers, customers and others having business relations with Hospital;

         5.2.6 comply in all material respects with all Laws applicable to the conduct of the business and operation of Hospital;

         5.2.7 maintain the levels and quality of Inventory existing on the date hereof;

         5.2.8 continue to collect accounts receivable and pay accounts payable with respect to Hospital in the ordinary course of business;

         5.2.9 use commercially reasonable efforts to maintain all Approvals and Permits relating to Hospital in good standing; and

         5.2.10 promptly notify Purchaser of any material and adverse change to Hospital.

         5.3 NEGATIVE COVENANTS OF SELLERS. From the date hereof to the Closing Date, except as set forth in Schedule 5.3, Sellers will cause Aeries, Aeries Illinois, and Aeries Healthcare Management Services, LLC, with respect to the business or operation of Hospital or otherwise regarding Hospital, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed, not to:

         5.3.1 enter into any material contract or commitment or incur or shall incur any material liability, except (i) in the ordinary course of business, (ii) for those of the foregoing that are terminable without cause or penalty within ninety (90) days following Closing, and (iii) to procure an extended reporting endorsement on Sellers' current insurance policies insuring officers' and directors' against potential liability for their acts as such;

         5.3.2 increase compensation payable or to become payable or make a bonus payment to or otherwise enter into one or more bonus agreements with any employee or agent or under any personal services contract, except in the ordinary course of business in accordance with existing personnel policies;

         5.3.3 sell, assign or otherwise transfer or dispose of any assets except in the ordinary course of business;

         5.3.4 (i) by action or inaction, abandon, terminate, cancel, forfeit, waive or release Aeries', Aeries Illinois', or Sellers' material rights, in whole or in part, with respect to Hospital or encumber any assets of Hospital; (ii) effect any corporate merger, business combination, reorganization or similar transaction or take any other action, corporate or otherwise, which could reasonably be expected materially and adversely to affect Sellers' ability to perform in accordance with this Agreement; or (iii) settle any dispute or threatened dispute with any Governmental Entity regarding Hospital in a manner that materially and adversely affects Purchaser (it being understood that the maintenance of record retention programs with respect to Hospital shall be deemed not to materially and adversely affect Purchaser);

         5.3.5 create, assume or permit to exist any new Encumbrance upon any asset of Hospital that materially affects the value or use of such asset;

         5.3.6 take any other action materially outside the ordinary course of business except as otherwise permitted hereunder; or

         5.3.7 make any capital expenditure commitment in excess of $25,000 for additions to property, plant, equipment, intangible, or capital assets or for any other purpose, other than for emergency repairs or replacement.

         5.4      NOTIFICATION OF CERTAIN MATTERS.

         5.4.1 At any time from the date of this Agreement to the Closing Date, Sellers shall give prompt written notice to Purchaser of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Sellers contained in this Agreement to be untrue in any material respect and (ii) any failure of Sellers to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances and shall include the amount that Sellers believe, based on facts known to them, would be payable by Sellers pursuant to the Indemnification Agreement.

         5.4.2 At any time from the date of this Agreement to the Closing Date, Purchaser shall give prompt notice to Sellers of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Purchaser contained in this Agreement to be untrue in any material respect and (ii) any failure of Purchaser to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances and shall include the amount that Purchaser believes, based on facts known to it, would be payable by Purchaser pursuant to the Indemnification Agreement.

         5.5 APPROVALS. Between the date of this Agreement and the Closing Date, each of Purchaser and Sellers will (i) cooperate with one another and take all reasonable steps to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required of either party to consummate the transactions contemplated by this Agreement, if any, and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested.

         5.6      ADDITIONAL FINANCIAL INFORMATION OF SELLER. Within thirty
(30) days following the end of each calendar month prior to the Closing Date, Sellers will deliver to Purchaser copies of the unaudited balance sheets and the related unaudited income statements of Aeries Illinois for each month then ended. Such financial statements shall have been prepared in a manner consistent with the preparation of the Historical Financial Information, the balance sheets contained therein shall fairly present in all material respects the financial position of Aeries Illinois at the dates of such balance sheets and the income statements contained therein shall present fairly in all material respects the results of operations of Hospital for the period indicated.

         5.7 MAINTENANCE OF BOOKS AND RECORDS BY PURCHASER. Until the later to occur of (i) the final adjudication of any dispute or investigation involving liabilities, federal state or local taxes or under the Medicare or Medicaid programs arising out of the business, operations or affairs of Sellers relating to Hospital before the Closing Date or (ii) the running of applicable statutes of limitations, Purchaser will maintain in the ordinary course of business all books and records of Aeries and Aeries Illinois that are delivered to Purchaser at Closing and that relate to the pre-Closing business, operations, and affairs of Sellers relating to Hospital to the extent reasonably necessary in connection with any tax, Medicare or Medicaid liability or other matter reasonably relating to Hospital for any period ending at or before the Closing Date.

         5.8 LIABILITY INSURANCE CONTINUATION. Aeries and/or Aeries Illinois currently maintains one or more claims made policies insuring it against claims for negligence in the delivery of medical services at or by Hospital in the amounts of $1 million per occurrence, $3 million in the aggregate per year with a $10 million umbrella policy, all issued by AIG. Purchaser shall continue such policies in full force and effect and shall renew such policies upon their expiration unless Purchaser and Sellers agree that to do so would be impracticable. If this determination is made, Purchaser shall obtain quotations for the cost of (i) acquiring an extended reporting endorsement for the current policies or (ii) having Aeries Illinois' and Hospital's prior acts covered under a new policy or policies put into place by Purchaser. Purchaser and Sellers shall mutually agree upon the most appropriate of these options once such quotations are obtained and Purchaser and Sellers shall participate in the cost of such agreed upon coverage in the following manner: Sellers shall be responsible for the first $100,000 of premium associated with obtaining the agreed upon coverage, Purchaser shall be responsible for the next $100,000 of premium, and all premiums over $200,000 shall be borne equally by Purchaser and Sellers. If such a determination is made prior to Closing, Sellers' portion of the cost thereof, if any, shall be paid by adjustment to the Purchase Price. The provisions of this Section shall survive Closing for a period of one (1) year.

         5.9 CLOSING. Each of Sellers and Purchaser shall use their respective commercially reasonable efforts to satisfy all of the conditions precedent to Closing set forth in this Agreement to the extent that Sellers' or Purchaser's respective action or inaction can control or influence the satisfaction of such conditions. Each of Sellers and Purchaser shall proceed to Closing upon the terms and conditions set out in this Agreement upon the fulfillment or waiver by the other party of the conditions precedent.

SECTION 6.        CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

         The obligations of Purchaser hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Purchaser:

         6.1 COMPLIANCE WITH COVENANTS. Sellers shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) Sellers were given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (ii) the respects in which such covenants and obligations that have not been performed have a material adverse effect on the business, financial condition or results of operations of Hospital, taken as a whole.

         6.2 OPINION OF SELLERS' COUNSEL. Purchaser shall have received the opinion, dated the Closing Date, of Sherrard & Roe, PLC, counsel for Sellers, in substantially the form of Exhibit 6.2 hereto.

         6.3 OPINION OF AERIES' COUNSEL. Purchaser shall have received the opinion, dated the Closing Date, of Gardner Carton & Douglas, Chicago, Illinois, counsel to Aeries, addressing Illinois regulatory matters, in form and substance reasonably satisfactory to Purchaser.

         6.4 ACTION/PROCEEDING. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy that would materially and adversely affect the ability of Purchaser to enjoy the full use and enjoyment of Hospital; and neither the Justice Department nor the FTC shall have requested, orally or in writing, that Purchaser delay or postpone the Closing.

         6.5 REPRESENTATIONS AND WARRANTIES. All Sellers' representations and warranties shall be true and correct in all material respects on the Closing Date.

         6.6 INDEMNIFICATION AGREEMENT. Sellers shall have executed and delivered the Indemnification Agreement in the form attached hereto as Exhibit 6.6.

         6.7 ESCROW AGREEMENT. Sellers shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit 1.3.

         6.8 AGENCY AGREEMENT. Sellers and Escrow Agent shall have executed and delivered the Agency Agreement in the form attached hereto as
Exhibit 6.8.

         6.9 MANAGEMENT AGREEMENTS TERMINATED. That certain Management Agreement between Aeries Illinois and Aeries Healthcare Management Services, LLC, and the certain Amended and Restated Management Agreement between Aeries Illinois and Best, Patterson & Crothers, Ltd., dated April 27, 2000, shall each have been terminated and Aeries Illinois and Hospital shall have no further obligations under such agreements.

         6.10 TRANSITIONAL ASSISTANCE. Purchaser shall have entered into an agreement with Aeries HealthCare Management Services, LLC, and Mark R. Russell, pursuant to which Mr. Russell shall serve as the chief executive officer of Hospital with sole responsibility for its operation through October 31, 2002.

         6.11 REDEMPTION OF OPTIONS. Aeries shall have redeemed and cancelled in full, without any obligation of Aeries or Aeries Illinois remaining post-Closing, all outstanding Options and any other unexercised contractual rights to acquire any equity interest in Aeries or Aeries Illinois.

         6.12 SUBORDINATION AGREEMENTS. Sellers shall have caused each of Sunrise Holdings, Inc., Randy Best, Michael Crothers, Jack Salberg, Paul Yeoman, Stan Kantanie, and Gail Thoma Patterson to amend their respective Subordination Agreements with Purchaser and Purchaser's lender dated May 5, 2000, in form and manner reasonably acceptable to Purchaser.

         6.13 PROVIDER LEASES. All leases for space between Aeries Illinois or Hospital, as lessor, and individual providers, as lessees, shall be reduced to writing in a manner that conforms with applicable federal and state law.

SECTION 7.        CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.

         The obligations of Sellers hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Sellers:

         7.1 COMPLIANCE WITH COVENANTS. Purchaser shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that, except for Purchaser's obligation to pay the Purchase Price at Closing, this condition will be deemed to be satisfied unless both (i) Purchaser was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (ii) the respects in which such covenants have not been performed have a material adverse effect on Purchaser's ability to perform this Agreement or any aspect of the transactions contemplated hereby.

         7.2 OPINION OF PURCHASER'S COUNSEL. Sellers shall have received the opinion, dated the Closing Date, of Harwell Howard Hyne Gabbert & Manner, P.C., counsel for Purchaser, in substantially the form of Exhibit 7.2 hereto.

         7.3 ACTION/PROCEEDING. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; no Governmental Entity shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions contemplated hereby or impose material damages or penalties in connection therewith; and neither the Justice Department nor the FTC shall have requested, orally or in writing, that Sellers delay or postpone the Closing.

         7.4 REPRESENTATIONS AND WARRANTIES. All Purchaser's representations and warranties shall be true and correct in all material respects on the Closing Date.

         7.5 INDEMNIFICATION AGREEMENT. Purchaser shall have executed and delivered the Indemnification Agreement in the form attached hereto as Exhibit 6.6.

         7.6 ESCROW AGREEMENT. Purchaser shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit 1.3.

         7.7 AGENCY AGREEMENT. Purchaser and Escrow Agent shall have executed and delivered the Agency Agreement in the form attached hereto as
Exhibit 6.8.

         7.8 HBCC LOAN. Purchaser shall have retired Aeries Illinois' indebtedness to Healthcare Business Credit Corporation under the terms of that certain Loan and Security Agreement dated December 4, 2000, between HBCC and Aeries Illinois or, failing that, HBCC shall have consented to the transaction or otherwise waived its right to claim an event of default as a result of the transaction is and related documents.

SECTION 8.        HOSPITAL COST REPORTS.

         Sellers have or shall timely prepare and file all cost reports relating to Hospital for periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions set forth herein (the "Hospital's Cost Reports"). Purchaser shall forward to Sellers any and all correspondence relating to Hospital's Cost Reports or other third-party payer within five (5) business days after receipt by Purchaser. Purchaser, upon reasonable notice, at Sellers' expense and during normal business hours, will cooperate with Sellers in regard to the preparation, filing, handling, and appeals of all cost reports relating to Hospital for periods ending on or prior to the Closing Date or required as a result of the transactions described herein. Purchaser shall remit any funds received by it relating to Hospital's Cost Reports in excess of $365,000.00 for the year ending December 31, 2000, and $491,693.00 for the year ending December 31, 2001, but not any subsequent period, within three (3) business days after receipt by Purchaser. If, on the other hand, the refund received by Purchaser relating to Hospital's Cost Reports is less than $365,000 for the year ending December 31, 2000, and/or less than $491,693 for the year ending December 31, 2001, Purchaser shall be entitled to recoup the amount of such deficiency out of the Escrow Payment subject to the requirements of the Indemnification Agreement and Escrow Agreement. Sellers shall retain the right to appeal any Medicare determinations relating to settlements and Hospital's Cost Reports. Sellers shall retain the originals of Hospital's Cost Reports, correspondence, work papers and other documents relating to Hospital's Cost Reports and the settlements. Sellers will furnish copies of such documents to Purchaser prior to the Closing to the extent then existing. In the event of any subsequent sale of Aeries, Aeries Illinois or Hospital by Purchaser, Purchaser shall use commercially reasonable efforts to make sure that Sellers have a right of access for such purposes for as long as is necessary after the closing date.

SECTION 9.        ADDITIONAL AGREEMENTS.

         9.1 ACKNOWLEDGEMENT. Purchaser hereby expressly acknowledges that the operations of HCA - The Healthcare Company (and its predecessor Columbia/HCA Healthcare Corporation) and its Affiliates are currently under review by the U.S. Department of Justice and the U.S. Center for Medicare and Medicaid Services (hereinafter the "DOJ/CMS"). Upon reasonable notice, during normal business hours, and consistent with otherwise applicable legal requirements relating to patient rights, Purchaser shall afford to representatives of the DOJ/CMS full and complete access to the originals of the records that have been transferred to Purchaser, as well as the right to make copies of those records. In addition, Purchaser shall afford the DOJ/CMS the right to remove original records upon reasonable notice and the substitution of copies for any records to be removed at Sellers' or the DOJ/CMS's expense.

         9.2      TERMINATION PRIOR TO CLOSING.

         9.2.1 Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows and in no other manner: (i) by mutual consent in writing of Purchaser and Sellers owning a majority of the Stock; (ii) by Sellers any time after June 30, 2002, if the Closing shall not have occurred by such date; (iii) by Purchaser by written notice to Sellers if any event occurs or condition exists that causes Sellers to be unable to satisfy, in all material respects, one or more conditions to the obligations of Sellers to consummate the transactions contemplated by this Agreement as set forth in Sections 6 of this Agreement; and (iv) by Sellers by written notice to Purchaser if any event occurs or condition exists that causes Purchaser to be unable to satisfy, in all material respects, one or more conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement as set forth in Section 7.

         9.2.2 In the event that this Agreement shall be terminated pursuant to Section 9.2.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Sections 5.1 and 9.3 shall survive any such termination.

         9.3 POST-CLOSING ACCESS TO INFORMATION. Purchaser and Sellers acknowledge that subsequent to the Closing Purchaser and Sellers may each need access to information, documents or computer data in the control or possession of the other, and Sellers may need access to Hospital for purposes of preparing and filing cost reports, concluding the transactions contemplated herein, and for audits, appeals, investigations, compliance with governmental requirements, regulations and requests, and the prosecution or defense of third party claims. Accordingly, Purchaser shall make available to Sellers and their agents, independent auditors and/or Governmental Entities such documents and information as may be available relating to Hospital in respect of periods prior to Closing and will permit Sellers to make copies of such documents and information. Sellers' rights granted pursuant to this section shall be exercised only in such a manner as not to interfere unreasonably with the operation of Hospital.

         9.4 PRESERVATION AND ACCESS TO RECORDS AFTER THE CLOSING. After the Closing and for the time period necessary to comply with this section, Purchaser shall keep and preserve in their original form all medical and other records of Hospital existing as of the Closing. For purposes of this Agreement, the term "records" includes all documents, electronic data, and other compilations of information in any form. Purchaser acknowledges that as a result of entering into this Agreement and operating Hospital it and its Affiliates will gain access to patient and other information that are subject to rules and regulations regarding confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information that it acquires. Purchaser shall maintain the patient records held at Hospital or delivered to Purchaser at Closing at Hospital after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. ss. 1395(V)(1)(i)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at Hospital after Closing. Purchaser shall give Sellers notice of its intent to destroy any of the above records at least ten (10) business days prior to doing so and Sellers shall have the right, for fifteen (15) business days from receipt of such notice, to remove such records from Purchaser's possession at Sellers' expense. Upon reasonable notice, during normal business hours and upon Purchaser's receipt of appropriate consents and authorizations, Purchaser shall afford to representatives of Sellers, including their counsel and accountants, full and complete access to, and the right to make copies of, the records transferred to Purchaser at the Closing (including, without limitation, access to patient records in respect of patients treated by Affiliates of Sellers at Hospital). In addition, Sellers shall be entitled to remove from Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Sellers in connection with such litigation. Any patient records so removed from Hospital shall be promptly returned to Purchaser following the use thereof by Sellers.

         9.5 CAPITAL EXPENDITURES. This Agreement shall not be deemed to be an acquisition or obligation of a capital expenditure or of funds within the meaning of the certificate of need statute of any state until the appropriate Governmental Entities shall have granted a certificate of need or the appropriate approval or ruled that no certificate of need or other approval is required.

         9.6 REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating hereto including (a) consents, waivers and modifications that may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Sellers or to Purchaser, may, subject to the provisions of Section 5.1 hereof, be reproduced by Sellers and Purchaser by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Sellers and Purchaser may destroy any original documents so reproduced. Sellers and Purchaser stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Sellers or Purchaser in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         9.7 COOPERATION ON TAX MATTERS. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of Aeries or Aeries Illinois for all periods on or prior to the Closing and any information that may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of Hospital delivered to Purchaser at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

         9.8      NONCOMPETITION AGREEMENT.

         9.8.1 NONCOMPETITION AGREEMENT. Sellers and their respective affiliates hereby covenant and agree with Purchaser that during the "Noncompete Period" within the "Noncompete Area" they shall not directly or indirectly, (i) acquire, lease, manage, consult for, finance or own any part of (as member, shareholder or partner) any in-patient psychiatric facility that provides services that are the same or similar to the services provided by Hospital, or (ii) solicit for employment or employ any person who at Closing became an employee of Purchaser (other than general media advertisements of employment opportunities), or (iii) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between Purchaser, on the one hand, and any physician, physician group, or other healthcare provider with whom Aeries contracts with in connection with Hospital, on the other hand (other than general media advertisements of employment opportunities). The "Noncompete Period" shall commence at the Closing and terminate on the third (3rd) anniversary of the Closing Date. The "Noncompete Area" shall mean the area within a twenty-five (25) mile radius of Hospital and each of the following facilities: Cypress Creek Hospital, 17750 Cali Drive, Houston, Texas 77090; Texas NeuroRehab Center, 1106 West Dittmar, Austin, Texas 78745; West Oaks Hospital, 6500 Hornwood, Houston, Texas 77074; and Holly Hill Hospital, 3019 Falstaff Road, Raleigh, North Carolina 27610. Ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant.

         9.8.2 ENFORCEABILITY OF NONCOMPETE. In the event of a breach of this Section 9.8, Sellers recognize that monetary damages shall be inadequate to compensate Purchaser and Purchaser shall be entitled, without the posting of a bond, to an injunction restraining such breach, with the costs including attorneys fees of securing such injunction to be borne by Sellers, jointly and severally. Nothing herein contained shall be construed as prohibiting Purchaser from pursuing any other remedy available to it for such breach or threatened breach. The parties recognize that the restrictions contained in Section 9.8 are reasonable and necessary. All parties hereto hereby acknowledge the necessity of protection against the competition of Sellers and their respective affiliates and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9.8. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

         9.8.3 ALLOCATION OF PURCHASE PRICE. $100,000 of the Purchase Price shall be allocated to the foregoing noncompete agreement. The parties shall be bound by this allocation for federal income tax purposes, and shall report their tax liabilities in accordance with this allocation.

         9.9 SOLE REMEDY. Purchaser acknowledges that its sole remedy for breaches by Sellers, Aeries or Aeries Illinois of any his, her or its representations, warranties, and other obligations under this Agreement, other than those set out in Section 9.8, shall be those set out in the Indemnification Agreement and the Escrow Agreement an no other.

SECTION 10.       DEFINITIONS.

         10.1 DEFINITIONS. As used herein the terms below shall have the following meanings:

         "ACCOUNTS PAYABLE" means, as of any date, the accounts payable of any specified Person on such date determined in accordance with GAAP, applied in a manner consistent with the historical practices of such Person.

          "AFFILIATE" means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question; and the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

         "AGREEMENT" means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.

         "APPROVAL" means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Entity.

         "BALANCE SHEET DATE" means March 31, 2002.

         "CERCLA" has the meaning set forth in the definition of Environmental Laws.

         "CLOSING" has the meaning set forth in Section 2.1 hereto.

         "CLOSING DATE" has the meaning set forth in Section 2.1.

         "CODE" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "EBITDA" does not mean EBITDA according to generally accepted accounting principles. For purposes of this Agreement, "EBITDA" means net revenue less direct operating expenses, each as historically characterized by Hospital. "Direct operating expenses" do not include any allocated parent or affiliate overhead or expense, any management fees, the expenses of any employee(s) not hired by Mark Russell, or any other expense allocation not historically charged to Hospital's operating income.

         "EEOC" means the United States Equal Employment Opportunity
Commission.

         "ENCUMBRANCE" means any claim, charge, easement, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by agreement, understanding, Law, equity or otherwise.

         "ENVIRONMENTAL CONDITION" means any event, circumstance or conditions related in any manner whatever to: (i) the current or past presence or spill emission, discharge, disposal, release or threatened release of any hazardous, infectious or toxic substance or waste (as defined by any applicable Environmental Laws) or any chemicals, pollutants, petroleum, petroleum products or oil ("Hazardous Materials"), into the environment; or (ii) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Material originating on or from Hospital; or (iii) the placement of structures or materials into waters of the United States; or (iv) the presence of any Hazardous Substance, including, but not limited to, friable asbestos, in any building, structure or workplace or on any portion of Hospital; or (v) any violation of Environmental Laws at or on any part of Hospital or arising from the activities of Hospital involving Hazardous Materials.

         "ENVIRONMENTAL LAWS" means all Laws relating to pollution or the environment, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901, et seq. ("RCRA"), the Clean Air Act, 42 U.S.C. ss. 7401, the Occupational Safety and Health Act, 29 U.S.C. ss. 600, et seq. ("OSHA"), and similar state Laws, and all other Laws and regulations relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes.

         "ERISA" has the meaning set forth in Section 3.13.

         "ESCROW AGREEMENT" means that certain Escrow Agreement of even date herewith by and among Purchaser, Sellers, and the escrow agent named therein.

         "FTC" means the United States Federal Trade Commission.

         "FURNITURE AND EQUIPMENT" means all equipment (including movable equipment), vehicles, furniture or furnishings reflected in the March Balance Sheet or acquired since the Balance Sheet Date that are held or used by Aeries Illinois in or ancillary to the business or operation of Hospital , including all such equipment, vehicles, furniture or furnishings that have been fully depreciated for accounting purposes.

         "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time, as modified and/or as described in Schedule 3.6 and applied consistently by Aeries throughout the periods involved.

         "GOVERNMENT PROGRAMS" has the meaning set forth in Section 3.9.

         "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivisions tribunal or other instrumentality of any government, whether federal, state or local.

         "HAZARDOUS MATERIALS" has the meaning set forth in the definition of Environmental Condition.

         "HISTORICAL FINANCIAL INFORMATION" has the meaning set forth in
Section 3.6.

         "HOSPITAL" means Riveredge Hospital, 8311 West Roosevelt, Forest Park, Illinois.

         "HOSPITAL'S COST REPORTS" has the meaning set forth in Section 8.

         "IMMIGRATION ACT" means the Immigration Reform and Control Act of
1986.

         "INDEMNIFICATION AGREEMENT" means that certain Indemnification Agreement by and among Purchaser and Sellers.

         "INFORMATION" has the meaning set forth in Section 5.1.

         "INTELLECTUAL PROPERTY" means, to the extent held or used in operation of Hospital, patents, trademarks, trade names, service marks, copyrights and any applications therefor, mask works, net lists, schematics, technology, know-how, trade secrets, ideas, algorithms, processes, and tangible or intangible proprietary information or material except as set forth on Schedule 3.8.

         "INVENTORY" means all inventory and supplies held or used in the business or operation of Hospital.

         "JCAHO" has the meaning set forth in Section 3.9.3.

         "JUSTICE DEPARTMENT" or "DOJ" means the United States Department of Justice.

         "KNOWLEDGE": whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to [its] knowledge" or words of similar intent or effect of any party or his, her or its representative, such person shall make such statement only as to such facts and other information which, as of the date the representation is given, are actually known or reasonably should be known by the party making such statement in the exercise of such party's duties, which, with respect to Persons that are corporations, means the knowledge of its executive officers that is or should reasonably be known to them in the exercise of their offices. References to "Knowledge of Sellers" or phrases of similar import, shall be construed to mean knowledge of any of the Sellers.

         "LAW" means any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Governmental Entity.

         "MARCH BALANCE SHEET" means the balance sheet of Aeries and/or Aeries Illinois as of March 31, 2002.

         "MEDICAID" has the meaning set forth in Section 3.9.1.

         "MEDICARE" has the meaning set forth in Section 3.9.1.

         "NET DEBT" means (x) Sellers' total long-term debt that is retired by Purchaser in connection with the transaction contemplated herein or that remains following Closing, plus accrued interest thereon and plus any prepayment penalty actually paid on account of the prepayment of any amounts due, less (y) cash on hand.

         "NET WORKING CAPITAL" has the meaning set forth in Section 1.2.

         "OPTIONS" means outstanding options to acquire 147.05 shares of Aeries Healthcare Corporation's voting common stock for an exercise price of $1,389.00 per share.

         "OSHA" has the meaning set forth in the definition of Environmental
Laws.

         "PERMIT" means any license, permit or certificate of need required to be issued by any Governmental Entity.

         "PERSON" means an association, a corporation, a limited liability company, any individual, a partnership, a limited liability partnership, a trust or any other entity or organization.

         "PLANS" has the meaning set forth in Section 3.13.

         "PURCHASE PRICE" has the meaning set forth in Section 1.2.

         "PURCHASER" means Psychiatric Solutions, Inc., a Delaware corporation, or its permitted assignee.

         "RCRA" has the meaning set forth in the definition of Environmental
Laws.

         "RETIREMENT PLANS" has the meaning set forth in Section 3.13.

         "RETURNS" has the meaning set forth in Section 3.16.1.

         "SELLERS" means the shareholders of Aeries Healthcare Corporation, a Delaware corporation, set forth on the signature page to this Agreement.

         "STOCK" has the meaning ascribed to it the first paragraph of the Recitals.

         "TRICARE" means the successor to the Civilian Health and Medical Programs of the Uniformed Services.

         10.2 INTERPRETATION. In this Agreement, unless the context otherwise requires:

         10.2.1 References to this Agreement are references to this Agreement and to the Exhibits and Schedules (as hereinafter defined);

         10.2.2 References to Sections are references to sections of this Agreement;

         10.2.3 References to any party to this Agreement shall include references to his, her or its legal representatives, successors, and permitted assigns;

         10.2.4 References to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;

         10.2.5 The terms "hereof," "herein," "hereby," and derivative or similar words will refer to this entire Agreement;

         10.2.6 References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time and as in existence on the date hereof;

         10.2.7 Unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;

         10.2.8   The word "including" means including without limitation;

         10.2.9 References to time are references to Central Standard or Daylight time in the city in which the Closing is to occur (as in effect on the applicable day) unless otherwise specified herein;

         10.2.10 The gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;

         10.2.11 Provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any party through "double counting" of assets or liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any party, including in connection with the calculation of losses on casualty claims; and

         10.2.12 The terms "date hereof," "date of this Agreement" and similar terms shall mean the date first set out in the first paragraph of this Agreement.

SECTION 11.       GENERAL.

         11.1 CONSENTS; APPROVALS AND DISCRETION. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, but such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

         11.2 LEGAL FEES AND COSTS. If any attorney is employed by any party with regard to any legal action, arbitration or other proceeding brought by any party for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, then the prevailing party, whether at trial or upon appeal, and in addition to any other relief to which the prevailing party may be granted, shall be entitled to recover from the losing party all costs, expenses, and a reasonable sum for attorneys' fees incurred by the prevailing party in bringing or defending such action, arbitration, or proceeding, and in enforcing any judgment granted therein. Any judgment or order entered in such matter shall contain a specific provision providing for the recovery by the prevailing party of attorneys' fees, costs, and expenses incurred in enforcing such judgment. For purposes of this Section, attorneys' fees shall include, without limitation, fees incurred in the following: post-judgment motions; contempt proceedings; garnishment, levy, and debtor and third party examinations; discovery; and bankruptcy litigation.

         11.3 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. This Agreement and its subject matter have substantial contacts with Tennessee, and all actions, suits, or other proceedings with respect to this Agreement shall be brought only in a court of competent jurisdiction sitting in Davidson County, Tennessee, or in the United States District Court having jurisdiction over that County. In any such action, suit, or proceeding, such court shall have personal jurisdiction of all of the parties hereto, and service of process upon them under any applicable statutes, laws, and rules shall be deemed valid and good.

         11.4 BENEFIT; ASSIGNMENT. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party hereto may assign his, her or its interest in this Agreement to an Affiliate, but in such event, the assignor shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.

         11.5 ACCOUNTING DATE. The transactions contemplated hereby shall be effective for accounting purposes as of 00:01 a.m. on July 1, 2002, unless otherwise agreed in writing by Sellers and Purchaser. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end.

         11.6 NO BROKERAGE. Except for a certain Fee Agreement between Aeries, Aeries Illinois, Mark R. Russell, Stan Kantanie, and Jack Salberg dated January 1, 2002, Sellers and Purchaser each represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby. Each of Sellers and Purchaser shall indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

         11.7 COST OF TRANSACTION. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein:

         11.7.1 Sellers will pay the fees, expenses and disbursements of Sellers and their agents, representatives, accountants, and counsel, and sales taxes incident upon them, incurred in connection with the subject matter hereof and any amendments hereto; and

         11.7.2 Purchaser shall pay the fees, expenses and disbursements of Purchaser and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto, together with any recording and transfer fees or taxes.

         11.8 WAIVER OF BREACH. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.

         11.9 NOTICE. All notices, offers, requests, demands, and other communications pursuant to this Agreement shall be given in writing by personal delivery, by prepaid first class registered or certified mail properly addressed with appropriate postage paid thereon, by facsimile transmission, or by UPS, FedEx or other recognized, reputable overnight courier and shall be deemed to be duly given and received on the date of delivery if delivered personally, on the second day after the deposit in the United States Mail if mailed, upon acknowledgment of receipt of electronic transmission if sent by facsimile transmission, or upon delivery if by UPS, FedEx or other recognized, reputable overnight courier. Notices shall be sent to the parties at the following address:

                  Sellers: Mark R. Russell, Sellers' Representative c/o Sherrard & Roe, PLC
                                    424 Church Street, Suite 2000
                                    Nashville, Tennessee  37219-3304
                                    Attention:  Michel G. Kaplan, Esq.
                                    Facsimile:  (615) 742-4539

                  with copies to:   Sherrard & Roe, PLC
                                    424 Church Street, Suite 2000
                                    Nashville, Tennessee  37219-3304
                                    Attention:  Michel G. Kaplan, Esq., or
                                                John R. Voigt, Esq.
                                    Facsimile:  (615) 742-4539
                                    mkaplan@sherrardroe.com or
                                    jvoigt@sherrardroe.com

                  Purchaser:        Psychiatric Solutions, Inc.
                                    113 Seaboard Lane, Suite C-100
                                    Franklin, Tennessee 37067
                                    Attention:  President & CEO
                                    Facsimile:  (615) 312-5700
                                    jjacobs@psysolutions.com

                  with copies to:   Harwell Howard Hyne Gabbert & Manner, P.C.
                                    315 Deaderick Street, Suite 1800
                                    Nashville, Tennessee 37238
                                    Attention:  Lee C. Dilworth, Esq.
                                    Facsimile:  (615) 251-1059
                                    lcd@h3gm.com

or to such other address, and to the attention of such other person or officer as any party may hereafter designate in writing.

         11.10 SEVERABILITY. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         11.11 NO INFERENCES. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

         11.12 DIVISIONS AND HEADINGS. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

         11.13 NO THIRD-PARTY BENEFICIARIES. This Agreement has been made and is solely for the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and permitted assigns or to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement.

         11.14 TAX AND MEDICARE ADVICE AND RELIANCE. None of the parties (nor any of the parties' respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party's counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax laws or under the laws governing the Medicare program. Each party has relied solely upon the tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.

         11.15 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Indemnification Agreement, the Escrow Agreement, the Agency Agreement, and ancillary documents related to each, all executed contemporaneously herewith or at Closing, merge and supersede all previous discussions and agreements and constitute the entire agreement of whatever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein or therein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal not expressly incorporated herein are superseded unless and until made in writing and signed by all parties hereto. This Agreement may not be amended or modified in any respect except in a writing signed by all of parties hereto.

         11.16 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original document and all of which, taken together, shall be deemed to constitute but a single original document.

         11.17 AUTHORITY TO SIGN. Each individual executing this Agreement on behalf of a corporation or other entity having limited liability represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of said entity in accordance with a resolution of the governing body of that entity duly adopted in accordance with the governing documents of said entity; that this Agreement is binding on said entity in accordance with its terms; and that this Agreement is not in violation of or inconsistent with or contrary to provisions of any other agreement to which such entity is a party.

         11.18 TIME OF ESSENCE. With regard to all dates and time periods set out or referred to herein, time is of the essence.




                           [SIGNATURE PAGES FOLLOW.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by themselves or their authorized officers, all as of the day and year first written above.

PURCHASER:                                   SELLERS:
PSYCHIATRIC SOLUTIONS, INC.                  AERIES HEALTHCARE MANAGEMENT
                                             SERVICES, L.L.C.


By: /s/ Steven T. Davidson                   By: /s/ Mark R. Russell
   ---------------------------------            -------------------------------
Its: Vice President                          Mark R. Russell, Sole Member
    --------------------------------


                                             THE HILLSTREET FUND, L.P.,
                                             A DELAWARE LIMITED PARTNERSHIP
                                             BY: HILLSTREET CAPITAL, INC.,
                                             ITS INVESTMENT MANAGER


                                             By: /s/ Christian L. Meininger
                                                -------------------------------
                                                Christian L. Meininger,
                                                President

                                             /s/ Mike Crothers
                                             ----------------------------------
                                             Mike Crothers

                                             /s/ Stanley J. Kantanie
                                             ----------------------------------
                                             Stanley J. Kantanie


                                             XYRX ASSET INVESTMENT FUND, LLC


                                             By: /s/ Dan E. Patterson
                                                -------------------------------
                                                Dan E. Patterson, President

                                             /s/ Mark R. Russell
                                             ----------------------------------
                                             Mark R. Russell

                                             /s/ Jack R. Salberg
                                             ----------------------------------
                                             Jack R. Salberg

                                             /s/ Paul Yeoham
                                             ----------------------------------
                                             Paul Yeoham